Exhibit 99.2

Senseonics Announces Pricing of Public Offering of Common Stock

GERMANTOWN, MD, June 26, 2018 — Senseonics Holdings, Inc. (NYSE American: SENS) a medical technology company focused on the development and commercialization of Eversense®, a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced the pricing of a registered underwritten public offering of its common stock for proceeds of $130.0 million, before deducting estimated offering expenses payable by Senseonics. All of the shares sold in the offering were sold by Senseonics. The offering is expected to close on June 28, 2018, subject to customary closing conditions. In addition, Senseonics has granted the underwriter a 30-day option to purchase up to an additional $19.5 million of shares of its common stock.

BTIG, LLC is acting as sole book-running manager for the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was declared effective by the Securities and Exchange Commission (SEC) on April 19, 2018. Before you invest, you should read the prospectus in the registration statement and related prospectus supplement that Senseonics will file with the SEC for more complete information about Senseonics and this offering. An electronic copy of the prospectus supplement and accompanying prospectus relating to the offering will be available on the website of the SEC at www.sec.gov. Copies of the prospectus supplement, when available, and the accompanying prospectus relating to the offering may be obtained by contacting BTIG, LLC, at 825 Third Avenue, 6th Floor, New York, NY, 10022, or by telephone at (212) 593-7555 or by e-mail at equitycapitalmarkets@btig.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ Eversense System is a long-term, implantable device, which includes a small sensor, smart transmitter and mobile application. Based on fluorescence sensing technology, the sensor is designed to be inserted subcutaneously and communicate with the smart transmitter to wirelessly transmit glucose levels to a mobile device. After insertion, the sensor is designed to continually and accurately measure glucose levels. The Eversense System is approved in the United States and indicated for 90 days of continuous use and the Eversense XL System is approved in EMEA and indicated for up to 180 days of continuous use.

INVESTOR CONTACT

R. Don Elsey

Chief Financial Officer

301.556.1602

don.elsey@senseonics.com